IMAX CORPORATION

Exhibit 10.43

Summary of Directors’ Compensation

1.	In respect of each year during which an independent Director serves as a Director of the Corporation, such Director shall receive:

a.	$50,000 (US) per year payable quarterly in arrears;

b.

at the commencement of each year of office or upon joining the Board, or as soon as practicable thereafter, a grant of RSUs with an aggregate value of US $125,000 on the date of grant that will vest on the date of grant;

c.	reimbursement of any expenses incurred by the Director in connection with participation in Board or Committee meetings.

2.	Committee Chairs shall receive the following yearly fees, which are payable quarterly, in arrears:

Audit Committee Chair US $15,000

Compensation Committee Chair US $10,000

Governance Committee Chair US $10,000

3.	Committee members shall receive the following yearly retainers, which are payable quarterly, in arrears:

Audit Committee US $10,000

Compensation Committee US $  7,500

Governance Committee US $  5,000

4.	The Lead Independent Director shall receive a yearly retainer of US $15,000, which is payable quarterly, in arrears.

5.

In addition to the compensation received under a services agreement dated December 11, 2008, as amended by an amending agreement dated April 1, 2013, the Chairman of the Board will receive an annual grant of RSUs with an aggregate value of US $170,000 on the date of grant.

6.	The annual compensation for Directors, as set out above, shall remain in effect until it is amended or revoked by further resolution.

January 12, 2021